UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2013

KIT DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34437	11-3447894
(Commission File Number)	(IRS Employer Identification No.)

26 West 17th Street 2nd Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)

(646) 553-4845

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 – Bankruptcy or Receivership.

On April 25, 2013, KIT digital, Inc. (the “Company”) filed a voluntary petition for reorganization under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The chapter 11 case has been assigned to the Honorable Judge Robert E. Gerber and is being administered under the caption “In re KIT digital, Inc.,” Case No. 13-11298 (REG). The Company will continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Only the non-operating parent holding company, KIT digital, Inc. commenced a chapter 11 case. The Company’s already profitable operating subsidiaries, including Ioko 365, Polymedia, Kewego, Multicast/KDA and Megahertz will not be impacted.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2013, the Company reached an agreement (the “Plan Support Agreement”) with three of the Company’s largest shareholders, Prescott Group Capital Management, JEC Capital Partners, and Ratio Capital Partners (collectively the “Plan Sponsor Group”) to sponsor a reorganization of the Company under chapter 11 of the Bankruptcy Code. The reorganization is expected to be effectuated pursuant to a Plan of Reorganization (the “Plan”), which is anticipated to include, among other things, a recapitalization of the Company fully backstopped by the Plan Sponsor Group, an opportunity for all existing shareholders to participate in the recapitalization, and the regrouping of the core operating entities Ioko 365, Polymedia, Kewego, Multicast/KDA and Megahertz into a newly formed group entity called Piksel. Through the Plan, the Company expects to be in a position to pay all employees, vendors and suppliers for their valid pre-petition claims.

On April 25, 2013, the Company also issued a press release announcing that it had filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.04 – Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the voluntary petition for relief described in Item 1.03 (the “Voluntary Petition”) constituted an event of default or termination event under certain instruments and agreements relating to direct financial obligations of the Company (the “Accelerated Direct Financial Obligations”). Any efforts to enforce the payment obligations under the Accelerated Direct Financial Obligations are stayed as a result of the filing of the Voluntary Petition, and any creditors’ purported rights of enforcement are subject to the applicable provision of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. The material Accelerated Direct Financial Obligations include:

•	the Company’s Loan and Security Agreement, dated as of April 15, 2010, with Venture Lending & Leasing V, Inc., an affiliate of Western Technology Investments (the “VLL5 Loan Agreement”);

•	the Company’s Loan and Security Agreement, dated as of May 16, 2011, with Venture Lending & Leasing VI, Inc., an affiliate of Western Technology Investments (the “VLL6 Loan Agreement”; and, together with VLL5 Loan Agreement, the “Loan Agreements”); and

•	an unsecured related party note.

As of the date of this filing, the Company has approximately $9.8 million outstanding under the Loan Agreements and $2.7 million under the unsecured related party note.

Item 7.01 – Regulation FD Disclosure

Additional information on the chapter 11 case, including access to documents filed with the Bankruptcy Court and other general information about the chapter 11 case is available at http://www.americanlegalclaims.com/kdi. The information contained on the Company's claims agent website shall not be incorporated by reference into this current report.

A copy of the press release dated April 25, 2013, announcing that it had filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

 The following is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Press release issued April 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

By:	/s/ Fabrice Hamaide
Name: Fabrice Hamaide Title: Chief Financial Officer

Date: April 25, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued April 25, 2013